Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Inland American Real Estate Trust, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-172862) on Form S-3 of Inland American Real Estate Trust, Inc. of our report dated March 27, 2015, with respect to the consolidated balance sheets of Inland American Real Estate Trust, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive income, changes in equity, and cash flows, for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule III, which report appears in the December 31, 2014 annual report on Form 10-K of Inland American Real Estate Trust, Inc. Our report refers to a change in method of accounting for discontinued operations in 2014 due to the adoption of Accounting Standards Update 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.

/s/ KPMG, LLP
Chicago, Illinois
March 27, 2015